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                                                                    EXHIBIT 10.8



                           INDEMNIFICATION AGREEMENT


         This Indemnification Agreement is made and entered into as of July 20, 1995 between MegaBank Financial Corporation, a Colorado corporation ("MegaBank") and Raymond L. Anilionis, Warren P. Cohen and Thomas R. Kowalski (hereinafter referred to individually as a "Guarantor" and collectively as "Guarantors").

                                    RECITALS

         A. MegaBank believes that it is in the best interests of itself and its subsidiary, MegaBank of Arapahoe ("Bank"), for MegaBank to obtain a $3 million loan (the "Loan") from First Interstate Bank of Denver, N.A. ("First") for the purpose of increasing Bank's capital which would enable Bank to increase its lending limit by approximately $450,000 and better serve its current customers and help attract new customers;

         B. In order to obtain the Loan, First required the Guarantors to personally guarantee (the "Guarantees") the Loan;

         C. Guarantors have indicated that as a condition to them providing the Guarantees required for the Loan, MegaBank shall agree to indemnify them against liabilities, expenses and costs relating to the Guarantees and that MegaBank compensate them, pursuant to the terms of this Agreement, in consideration of the risk of the Guarantees to their respective personal financial conditions;

         D. MegaBank believes that this Agreement contains terms that are reasonable and comparable as to what unrelated third parties would demand from MegaBank in consideration for the Guarantees; and

         E. MegaBank desires to indemnify and compensate the Guarantors in consideration of their agreement to execute the required Guarantees on the Loan.


                                   AGREEMENT

Now, therefore, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1. AGREEMENT TO INDEMNIFY. MegaBank shall indemnify each of the Guarantors for all of their respective payments, costs and other expenses relating to the Guarantees, in accordance with, and to the fullest extent permitted by, Colorado law.

2. COMPENSATION. MegaBank shall pay to the Guarantors the compensation set forth below in the aggregate based upon the following ratios: two-thirds (2/3) to Thomas
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R. Kowalski, one-sixth (1/6) to Raymond L. Anilionis and one-sixth (1/6) to
Warren P. Cohen.

         2.1. An annual one and one-half percent (1.5%) fee of the outstanding balance of the Loan as of the date of the Loan and every anniversary of the Loan, payable in cash on such dates, until the Loan is paid in full.

         2.2.    (a)      A payment (the "Payment") equal to twenty-five
         percent (25%) of the increase (the "Increase") of annual pretax earnings ("Earnings") of the Bank, if any, until the Loan is paid in full. The base for calculating the increase in Earnings shall be the Bank's Earnings for the fiscal year ended December 31, 1995. The calculation concerning the Increase shall be done on an annual basis, individually, and not on a cumulative basis. For example, if the Earnings for the fiscal years ended December 31, 1995, 1996 and 1997 are $100,000, $200,000 and $250,000, respectively, the Bank shall pay to the Guarantors in the aggregate $25,000 for the Increase for the fiscal year ended December 31, 1996 and $37,500 for the Increase for the fiscal year ended December 31, 1997.

                 (b) The Payment, if any, shall be payable annually in the following manner, in the sole discretion of each of the Guarantors, within thirty (30) days after the Earnings of the Bank are determined by the Bank's independent certified public accountants:

                          (i) (A) A cash payment equal to forty percent (40%) of the Payment and, (B) a stock dividend of MegaBank Common Stock equal to sixty percent (60%) of the Payment using $24.00 per share as the amount for determining such stock dividend; or

                          (ii) (A) An option (the "Option") to purchase MegaBank Common Stock at $30.00 per share exercisable within ten (10) years of the date of grant, with the number of shares subject to the Option calculated by dividing the Payment by $24.00, and (B) at the time of the exercise of the Option, MegaBank shall pay to the Guarantor an additional amount in cash equal to forty percent (40%) of the Payment.

         Notwithstanding the above, MegaBank shall not be required to issue in the aggregate less than 7,500 shares of MegaBank Common Stock or options to acquire less than 7,500 shares of MegaBank Common Stock pursuant to this
Section 2.2.

3. NOTICE TO MEGABANK. Guarantors shall notify MegaBank in writing of any matter for which Guarantors intend to seek indemnification hereunder as soon as reasonably practicable following the receipt by Guarantors of written notice thereof; provided, however, that delay in so notifying MegaBank shall not constitute a waiver or release by Guarantors of rights hereunder.

4. ENFORCEMENT. MegaBank acknowledges that Guarantors are relying upon this





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Agreement in serving as Guarantors for the Loan.  If a claim for indemnification or compensation is not paid in full by MegaBank within ninety
(90) days after written notice has been received by MegaBank from the Guarantors, Guarantors may bring suit against MegaBank to recover the unpaid amount of the claim. If successful in whole or in part in such suit, Guarantors shall also be entitled to be paid all reasonable fees and expenses (including without limitation, fees of counsel) in bringing and prosecuting such claim for indemnification or compensation.

5. NONEXCLUSIVITY. The rights of Guarantors for indemnification under this Agreement shall not be deemed exclusive of, or in limitation of, any rights to which Guarantors may be entitled under United States and Colorado laws, or otherwise.

6.       MISCELLANEOUS.

         (a) SURVIVAL; CONTINUATION. The rights of Guarantors hereunder shall inure to the benefit of Guarantors and their personal representatives, heirs, executors, administrators and beneficiaries; and this Agreement shall be binding upon MegaBank and its successors and assigns. The rights of Guarantors under this Agreement shall continue so long as Guarantors may be subject to any possible proceeding concerning the Guarantees. If MegaBank sells, leases, exchanges or otherwise disposes of, in a single transaction or series of related transactions, all or substantially all of its property and assets, MegaBank shall, as a condition precedent to such transaction, cause effective provisions to be made so that the person or entity acquiring such property and assets shall become bound by and replace MegaBank under this Agreement.

         (b) GOVERNING LAW. This Agreement shall be governed by the laws of the State of Colorado except to the extent that federal law governs hereunder.

         (c) SEVERABILITY. If any provisions of this Agreement shall be held to be prohibited by or invalid under applicable law, such provisions shall be deemed amended to accomplish the objectives of the provisions as originally written to the fullest extent permitted by law and all other provisions shall remain in full force and effect.

         (d) AMENDMENT. No amendment, termination or cancellation of this Agreement shall be effective unless in writing signed by MegaBank and Guarantors.

         (e) OTHER PAYMENTS. MegaBank shall not be liable under this Agreement to make any payment in connection with any claim or proceeding against or involving Guarantors concerning indemnification to the extent Guarantors have otherwise actually received payment of the amounts otherwise indemnifiable hereunder. Guarantors shall repay to MegaBank the amount of any indemnification payment MegaBank makes to Guarantors





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                 under this Agreement in connection with any proceeding against or involving Guarantors, to the extent Guarantors have otherwise actually received payment of such amount.

         (f) SUBROGATION. In the event of indemnification payment under this Agreement, MegaBank shall be subrogated to the extent of such payment to all of the rights of recovery of Guarantors, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable MegaBank effectively to bring suit to enforce such rights.

         (g) HEADINGS. The headings in this Agreement are for convenience only and are not to be considered in construing this Agreement.

         (h) COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be deemed an original, and together which shall constitute one document.

         (i) DEFINITIONS. As used in this Agreement, the term "proceeding" means any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, and whether formal or informal.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above

                                       MEGABANK:

                                       MEGABANK FINANCIAL CORPORATION
                                       A COLORADO CORPORATION


                                       By:/s/ Thomas R.Kowalski
                                       ------------------------------
                                       Thomas R Kowalski, President



                                       GUARANTORS:

                                       /s/ Raymond L. Anilionis
                                       ------------------------------
                                       Raymond L. Anilionis

                                       /s/ Warren P. Cohen
                                       ------------------------------
                                       Warren P Cohen

                                       /s/ Thomas R. Kowalski
                                       ------------------------------
                                       Thomas R. Kowalski





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